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                                 AMENDMENT NO. 4
                                     TO THE
                                TIME WARNER INC.
                           DEFERRED COMPENSATION PLAN



1. Section 4.2(a) is amended by adding the following sentence before the last sentence thereof:

          On and after January 1, 2000, the available deemed Investment Funds shall include, on a deemed investment basis, all of the similarly named funds (both core funds and mutual funds in the mutual funds option) offered under the Time Warner Defined Contribution Plans Master Trust.

2. Article IV is amended by adding the following section 4.8 at the end thereof:

          4.8 Investment of Account Balances Transferred from the Excess Profit Sharing Plan. The account balances which are to be transferred from the Excess Profit Sharing Plan to the Plan shall be deemed invested in the fund using the investment crediting rate based on the Capital Preservation Fund of the Time Warner Defined Contribution Plans Master Trust. Participants in the Plan who have such account balances transferred to the Plan will be permitted to make two investment changes (for their entire Plan account balances) in the calendar quarter of the transfer instead of one.